Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GSI GROUP INC.,

EAGLE ACQUISITION CORPORATION,

AND

EXCEL TECHNOLOGY, INC.

Dated as of July 9, 2008

i

Exhibit A	Tender and Support Agreement
Exhibit B	Conditions to the Offer

INDEX OF DEFINED TERMS

Defined Term	Section
401(k) Plan	7.9
Acquisition Proposal	7.3(g)(i)
Action of Divestiture	7.6(d)
Affiliate	10.3(g)
Agreement	Preamble
Audit	4.8(a)
Business Day	10.3(h)
Certificates	3.4(b)
Certificates of Merger	2.2
Closing	2.2
Closing Date	2.2
COBRA	4.18(a)
Code	4.8(b)(vii)
Company	Preamble
Company Balance Sheet	4.6(b)
Company Board	Recitals
Company Board Recommendation	4.3(b)
Company Change of Recommendation	7.3(d)
Company Change of Recommendation Notice	7.3(d)(ii)
Company Common Stock	4.2(a)
Company Compensation Approvals	4.18(m)
Company Employee Plan	4.18(a)
Company Financials	4.6(b)
Company Financing Amount	7.14(b)
Company Financing Request	7.14(b)
Company Intellectual Property	4.10
Company Organizational Documents	4.1(b)
Company Preferred Stock	4.2(a)
Company Products	4.10
Company Registered Intellectual Property	4.10
Company Requisite Vote	4.3(a)
Company SEC Reports	4.6(a)
Company Termination Fee	9.5(a)
Compensation Arrangements	4.18(m)
Confidentiality Agreement	1.3
Contaminants	4.10(j)
Continuing Directors	1.4(b)
Contract	4.1(a)
Depositary	1.5(a)
DGCL	Recitals
Disclosure Schedule	ARTICLE IV
Dissenting Shares	3.3(a)
DOJ	4.5
DOL	4.18(a)
Effect	10.3(d)
Effective Time	2.2
Employee Agreement	4.18(a)
Employee/Service Provider	4.18(a)

Defined Term	Section
Environmental Claim	4.15(a)
Environmental Laws	4.15(a)
ERISA	4.18(a)
ERISA Affiliate	4.18(a)
Exchange Act	1.1(a)(i)
Expiration Date	Exhibit B
Export Approvals	4.21(a)
FCPA	4.22
Financial Advisor	4.24
Financing	5.3
Foreign Antitrust Laws	4.5
FTC	4.5
Functional Breach	Exhibit B
GAAP	4.6(b)
Governmental Authorizations	4.12
Governmental Entity	4.5
HSR Act	4.5
Indemnified Parties	7.10(a)
Independent Directors	1.4(c)
Information Statement	7.1(a)
Intellectual Property	4.10
Intellectual Property Contracts	4.10(a)
Intellectual Property Rights	4.10
International Employee Plan	4.18(a)
IRS	4.18(a)
Knowledge	10.3(b)
Law	4.4
Lease Documents	4.9(b)
Leased Real Property	4.9(a)
Liens	4.1(c)
made available	10.3(c)
Material Adverse Effect	10.3(d)
Material Contract	4.19(a)
Materials of Environmental Concern	4.15(a)
Merger	Recitals
Merger Agreement	Exhibit B
Merger Consideration	3.1(a)
Minimum Tender Condition	Exhibit B
Nasdaq	1.1(a)(iii)
Necessary Consents	4.5
Offer	Recitals
Offer Conditions	1.1(a)(i)
Offer Documents	1.1(b)
Offer Price	Recitals
Open Source	4.10
Option	3.2(a)
Option Plans	4.2(b)
Outside Date	9.3(a)
Owned Real Property	4.9(a)
Parent	Preamble
Parent Termination Fee	9.5(b)

v

Defined Term	Section
Parent’s 401(k) Plan	7.9
Paying Agent	3.4(a)
Pension Plan	4.18(a)
Permitted Liens	4.9(c)
Person	10.3(f)
Proxy Statement	7.1(a)
Purchase Time	1.5(a)
Purchaser	Preamble
Purchaser Material Adverse Effect	10.3(e)
Restricted Stock	3.2(a)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(b)
SEC	1.1(a)(iii)
Securities Act	1.5(c)
Shares	Recitals
Shrink-Wrapped Code	4.10
Source Code	4.10
Special Meeting	2.6
Subsidiary	4.1(a)
Subsidiary Organizational Documents	4.1(b)
Superior Offer	7.3(g)(ii)
Surviving Corporation	2.1
Tax	4.8(a)
Tax Authority	4.8(a)
Tax Returns	4.8(a)
Taxes	4.8(a)
Tender and Support Agreement	Recitals
Termination Agreement	4.27
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
Trade Secrets	4.10
Treasury Regulation	4.8(b)(vii)
Voting Debt	4.2(c)
WARN	4.18(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 9, 2008, by and among GSI Group Inc., a New Brunswick corporation (“Parent”), Eagle Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Purchaser”), and Excel Technology, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement; and

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price of $32.00 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”); and

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein Purchaser shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be canceled with no consideration issued in exchange therefor, and other than Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”), and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement; and

WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and GSI Group Corporation, a Michigan corporation and a direct wholly-owned Subsidiary of Parent (in its capacity as the sole stockholder of Purchaser), has adopted the “agreement of merger” set forth in this Agreement, in each case, in accordance with the DGCL; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Company Board are entering into a tender and support agreement in the form attached hereto as Exhibit A (the “Tender and Support Agreement”); and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE OFFER

1.1    The Offer. (a) (i) Provided that this Agreement shall not have been terminated in accordance with ARTICLE IX and that none of the events set forth in Paragraph 2 of Exhibit B hereto shall exist or have occurred, Purchaser shall, and Parent shall cause Purchaser to, promptly (but in no event later than ten Business Days following the date of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding Shares, at the Offer Price. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit B (the “Offer Conditions”). Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, including an increase in the Offer Price, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Exhibit B), (D) add to the conditions set forth on Exhibit B, (E) modify the conditions set forth on Exhibit B in a manner adverse to the holders of Shares, (F) extend the expiration of the Offer except as required or permitted by Section 1.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii) The initial expiration date of the Offer shall be the twentieth Business Day following (and including the day of) the commencement of the Offer. Subject to the terms and conditions of this Agreement, Purchaser may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to twenty Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (B) extend the Offer for one or more periods of time of up to twenty Business Days per extension, in order for Parent to secure or arrange for the availability of the Financing, or any alternative financing that would allow Purchaser to purchase and pay for the Shares pursuant to the Offer and pay the aggregate Merger Consideration, if, as of the date immediately preceding any scheduled expiration of the Offer, the Financing, or any such alternative financing as Parent may obtain, will not be available as of the scheduled expiration of the Offer, provided, however, Parent shall not be entitled to extend the Offer pursuant to this clause (B) beyond the Outside Date, (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act if at any scheduled expiration of the Offer, Purchaser shall not have accepted for payment pursuant to the Offer that number of Shares (not including any Shares tendered pursuant to procedures for guaranteed delivery) which, together with the number of Shares, if any, then owned beneficially by Parent, Purchaser or their Subsidiaries, constitutes at least 90% of the total number of then-outstanding Shares.

(iii) Subject to the terms and conditions of this Agreement, Purchaser shall (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Stock Market (“Nasdaq”) applicable to the Offer, (B) extend the Offer on one or more occasions for periods determined by Purchaser of up to twenty Business Days per extension if, at any scheduled expiration of the Offer, all of the Offer Conditions have been satisfied or waived other than the Offer Condition set forth in Paragraph 1(b) of Exhibit B; and (C) to the extent requested in writing by the Company at least two Business Days prior to the scheduled expiration of the Offer, extend the Offer on one occasion (and, for the avoidance of doubt, Purchaser shall not be required to extend the Offer on more than one occasion pursuant to this clause (C)), for a period determined by the Company of up to twenty Business Days, if, at the then scheduled expiration of the Offer, any of the Offer Conditions, other than the Offer Condition set forth in Paragraph 1(b) of Exhibit B, are not satisfied; provided, however, that Purchaser shall not be required to extend the Offer (1) pursuant to clause (A), (B) or (C) beyond the Outside Date or (2) at any time that it is permitted to terminate this Agreement pursuant to ARTICLE IX.

(iv) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Purchaser shall, and Parent shall cause Purchaser to, promptly accept and pay for all Shares as they are validly tendered during any subsequent offer period. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.

1.2    Company Consent; Schedule 14D-9. (a) The Company hereby approves of and consents to the Offer.

(b) On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 7.3(d), the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees (i) to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Purchaser with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.

1.3    Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to, promptly (but in any event on or before July 16, 2008), furnish Parent and Purchaser with mailing labels, security position listings and a listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, Purchaser shall hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the non-disclosure agreement, dated May 16, 2008, between Parent and the Company (the “Confidentiality Agreement”), and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated Parent and Purchaser shall deliver to the Company all such information and documents (and all copies thereof).

1.4    Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as represents at least a majority of the then-outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company shall also cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors, as may be required by the Nasdaq rules and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

1.5    Top-Up Option. (a) The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable only after Purchaser’s acceptance for payment of Shares validly tendered and not withdrawn as of the expiration date of the Offer and payment for such Shares in accordance with the terms of the Offer by depositing the aggregate purchase price therefor with the Depositary (the “Depositary”) for the Offer (the date and time of such deposit with the Depositary being referred to as the “Purchase Time”), and prior to the Effective Time, to purchase from the Company that number of Shares (the “Top-Up Shares”) equal to the number of Shares that, when added to the number of Shares owned directly or indirectly by Parent or Purchaser immediately following the consummation of the Offer, shall constitute one share more than 90% of the total Shares then outstanding (after giving effect to the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price; provided, however, that (i) the Top-Up Option shall be exercisable only once, at such time as Parent and Purchaser, directly or indirectly, own at least 80% of the total number of Shares then outstanding and (ii) in no event shall the Top-Up Option be exercisable to the extent it would be exercisable for a number of Shares in excess of the Company’s then authorized and unissued shares of Common Stock (including as authorized and unissued shares of Common Stock, for purposes of this Section 1.5, any Shares held in the treasury of the Company).

(b) If Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Top-Up Shares that Purchaser wishes to purchase pursuant to the Top-Up Option, and (ii) the place and time at which the closing of the purchase of the Top-Up Shares is to take place. At the closing of the purchase of the Top-Up Shares, Purchaser shall pay the Company (which payment, except to the extent of the par value of the Top-Up Shares, may be in the form of a note) for the Top-Up-Shares against delivery of certificates therefor.

(c) Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2    Closing; Effective Time. Subject to the provisions of ARTICLE VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, located at One Beacon Street, 31st Floor, Boston, Massachusetts, at 10:00 a.m. Eastern Time, as soon as practicable, but in no event later than the second Business Day, after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

2.3    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.4    Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time (except that Article I thereof shall read as follows: “The name of the Corporation is Excel Technology, Inc.”) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company shall be amended and restated in their entirety so as to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time (except that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be Excel Technology, Inc.), and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by law.

2.5    Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

2.6    Stockholder Approval. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7 of this Agreement, if permitted by applicable Law, the Company Organizational Documents and any applicable rule or regulation of any stock exchange, as soon as practicable following the consummation of the Offer, but not earlier than twenty days after the Information Statement is first distributed to the Company’s stockholders, Parent and Purchaser shall, as stockholders of the Company representing the Company Requisite Vote, adopt by written consent the “agreement of merger” (as such term is used in Section 251 of the DGCL) without a meeting of the stockholders of the Company. If required by Law, the Company Organizational Documents or any applicable rule or regulation of any stock exchange or otherwise, the Company, acting through the Company Board, shall, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and include in the Proxy Statement the Company Board Recommendation; provided, that nothing herein shall be deemed to limit Section 7.3(d). Parent and Purchaser each agree that, at the Special Meeting, if such Special Meeting is required, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent or Purchaser or Parent’s Subsidiaries will be voted in favor of the Merger.

2.7    Short-Form Merger. If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent, Purchaser, or any other direct or indirect Subsidiary of Parent, shall own at least 90% of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall (subject to Section 8.1) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE III

EFFECT OF THE TRANSACTIONS ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

3.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following shall occur:

(a) each Share issued and outstanding immediately prior to the Effective Time, including shares of Restricted Stock which shall vest at the Effective Time (except to the extent such vesting is waived pursuant to the Termination Agreements and other than any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares), shall be converted into the right to receive the Offer Price in cash without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of such Shares in the manner provided in Section 3.4;

(b) each Share held in the treasury of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

3.2    Treatment of Equity Awards. (a) Substantially concurrently with the approval of this Agreement by the Company Board, the Compensation Committee of the Company Board has taken all actions so that (i) each option to acquire Shares granted under any Option Plan (an “Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of Purchaser, the Company or the holder thereof, be terminated and shall solely represent the right to receive from the Company in exchange therefor, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (A) the number of Shares subject to such Option and (B) the excess, if any, of the Offer Price, without interest, over the exercise price per Share subject to such Option and (ii) all restrictions applicable to any shares of restricted Company Common Stock (“Restricted Stock”) lapse immediately prior to and contingent upon the occurrence of the Effective Time. Pursuant to such action of the Compensation Committee of the Company Board, if the exercise price per Share of an Option is equal to or greater than the Offer Price, then by virtue of the occurrence of the Effective Time and without any action on the part of Purchaser, the Company or the holder thereof, the Option will be cancelled without payment of any consideration to the holder. At the Effective Time or as soon as practicable thereafter, Parent or Purchaser shall pay, or cause to be paid, to the holder of each Option that is outstanding and unexercised immediately prior to the Effective Time (except for those Options that are to be cancelled pursuant to the immediately preceding sentence) the amount in cash set forth in clause (i) of this Section 3.2(a).

(b) The Option Plan shall terminate as of the Effective Time, and any and all rights under any provisions in any other plan, program or arrangement, including any Company Employee Plan, providing for the issuance or grant of any other interest in respect of the capital stock of the Company (other than the right to receive the payment contemplated by Section 3.2(a)) shall be canceled as of the Effective Time, except that all administrative and other rights and authorities granted under the Option Plan to the Company, the Company Board or any committee or designee thereof shall remain in effect and shall reside with the Company following the Effective Time.

(c) The Company and Purchaser shall take any actions reasonably necessary to effectuate the provisions of this Section 3.2; it being understood that the intention of the parties is that, and the Company covenants and agrees with Parent and Purchaser that, immediately following the Effective Time no holder of an Option or share of Restricted Stock or any participant in any Company Employee Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or any of their Subsidiaries in respect of such Option or Restricted Stock or pursuant to such Company Employee Plan or other arrangement. Any notice which the Company shall deliver to the holders of Options or Restricted Stock or the participants in any other Company Employee Plan or other employee benefit arrangement of the Company setting forth such holders’ rights pursuant to this Agreement shall be reasonably acceptable to Parent.

3.3    Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares that have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall not constitute Dissenting Shares and instead shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 3.1 of this Agreement, without any interest thereon.

(b) The Company shall give Parent (i) prompt written notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

3.4    Surrender of Shares. (a) Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to timely make all payments pursuant to Section 3.4(b). Such funds may be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation; provided, that such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this ARTICLE III.

(c) At any time following the date that is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE III.

3.5    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation, the Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement (including pursuant to Section 3.2(a)) any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable tax Laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, and are paid to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other Person in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser, subject to the exceptions specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof (the “Disclosure Schedule”), as follows:

4.1    Organization; Standing and Power; Organizational Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of the Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. For purposes of this Agreement, “Subsidiary,” shall mean any corporation, association, business entity, partnership, limited liability company, joint venture or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing 50% or more of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b) Organizational Documents. The Company has made available to Parent (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Organizational Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries (collectively, “Subsidiary Organizational Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents and each of its Subsidiaries is not in violation of its respective Subsidiary Organizational Documents.

(c) Subsidiaries. Section 4.1(c) of the Disclosure Schedule sets forth each Subsidiary of the Company. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), except for Permitted Liens and restrictions imposed by applicable securities laws. Other than the equity interests of the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

(d) Compensation Committee. The Compensation Committee of the Company Board is (and at all times since January 1, 2006 was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.4(a) will be) composed solely of Independent Directors.

4.2    Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 20,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and (ii) 2,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on the day immediately preceding the date hereof: (i) 10,860,886 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 53,079 shares of Restricted Stock were granted by the Company but not yet issued. Since May 16, 2008, the Company has not issued any shares of Company Common Stock other than issuances of Company Common Stock upon the exercise of Options existing on May 16, 2008 in accordance with their terms as of such date or entered into any agreements or commitments of any character obligating it to issue any Company Common Stock. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Organizational Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Options. As of the close of business on the date immediately preceding the date hereof: 1,132,809 shares of Company Common Stock were issuable upon the exercise of Options under the Company’s 1990 Stock Option Plan, the Company’s 1998 Stock Option Plan, the Company’s 2004 Stock Option Plan and the Company’s 2006 Stock Option / Stock Issuance Plan (collectively, the “Option Plans”). No options to purchase Company stock are outstanding other than under the Option Plans. Since May 16, 2008, the Company has not granted any Options, shares of Restricted Stock, subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants to acquire any shares of capital stock, restricted stock, restricted stock units, performance shares, performance share units or other equity based awards or entered into any agreements or commitments of any character obligating it to grant any such securities. Section 4.2(b)(i) of the Disclosure Schedule sets forth a list of each Option outstanding as of the close of business on the date immediately preceding the date hereof, including: (a) the name of the holder of such Option, (b) the number of shares of Company Common Stock subject to such Option, (c) the exercise price of such Option, (d) the date on which such Option was granted or issued, (e) the Option Plan under which such Option was issued, (f) the applicable vesting schedule, if any, and the extent to which such Option is vested and exercisable as of the such date; and (g) the date on which such Option expires. All options were granted, with a per share exercise price at least equal to the fair market value of one share of Company Common Stock as of the date of grant of such Option. All shares of Company Common Stock subject to issuance under the Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.2(b)(ii) of the Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Option in connection with or as a result of the Offer or the Merger (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth in Section 4.2(b)(iii) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, restricted stock, restricted stock unit, profit participation or other similar rights with respect to the Company.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Other Securities. Except as otherwise set forth in Section 4.2(b) or Section 4.2(d) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and there are no rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. To the Company’s Knowledge, other than the Tender and Support Agreement and the irrevocable proxies granted pursuant to the Tender and Support Agreement, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

4.3    Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). Subject to applicable requirements of the Exchange Act, the Company Requisite Vote may be obtained, without a meeting of the stockholders of the Company and without prior notice, by written consent signed by the holders of Company Common Stock representing the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The making of any offer and proposal and the taking of any other action by Parent or Purchaser in accordance with this Agreement and the transactions contemplated hereby have been consented to by the Company Board. The Company Board (at a meeting or meetings duly called and held) has unanimously: (i) determined that this Agreement, the Offer and the Merger are advisable and fair to and in the best interests of, the Company and its stockholders; (ii) adopted and approved this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement; (iii) directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7); and (iv) resolved to recommend (A) that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and (B) adoption of the

“agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

4.4    No Conflict. The execution, delivery and performance of this Agreement by the Company, the consummation of the Offer, and the consummation by the Company of the Merger and the transactions contemplated by ARTICLE III, do not and will not, (a) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (b) assuming that all Necessary Consents have been obtained, and all filings described in Section 4.5 have been made, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (“Law”) or any Nasdaq rule or regulation applicable to the Company or by which any of its properties are bound or (c) (i) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or (ii) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (iii) result in the creation of any Lien on any of the properties or assets of the Company, under any Contract to which the Company is a party or by which the Company or any of its properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not constitute, individually or in the aggregate, a Material Adverse Effect.

4.5    Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Offer and the Merger and other transactions contemplated hereby and thereby, except for (a) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Information Statement or Proxy Statement), and state securities, takeover and “blue sky” laws, (b) the applicable requirements of the rules and regulations of Nasdaq, (c) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (d) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings required under the foreign merger control regulations, antitrust or competition laws (“Foreign Antitrust Laws”), and (e) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not constitute, individually or in the aggregate, a Material Adverse Effect. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (e) are referred to herein as the “Necessary Consents.”

4.6    SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC or Nasdaq since January 1, 2005. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing, (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports as well as the rules and regulations of Nasdaq and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed and all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2005, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents. For purposes of this Section 4.6(a), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including in each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been or are not expected to be material in amount, individually or in the aggregate. The Company does not intend to correct or restate, and to the Company’s Knowledge, there is not any basis to correct or restate any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of March 28, 2008 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.”

(c) Undisclosed Liabilities. Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities incurred solely in connection with this Agreement or the transactions contemplated hereby. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Internal Controls. The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company Board. Neither the Company nor any of its Subsidiaries (including any Employee/Service Provider thereof) nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

4.7    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, the Company has conducted its business in the ordinary course consistent with past practice and there has not been, accrued or arisen:

(a) any Material Adverse Effect;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets for an amount in excess of $100,000 or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof; or other acquisition or agreement to acquire any assets for consideration in excess of $100,000 or any equity securities, or any solicitation of, or participation in, any negotiations with respect to any of the foregoing;

(c) any entry into, amendment or termination by the Company or any of its Subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to a joint venture, strategic partnership or alliance, or supply arrangement;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) except as set forth in Section 4.7(f) of the Disclosure Schedule, any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in additional compensation or benefits (i) to officers of the Company or any Subsidiary or (ii) to any non-officer employees of the Company or any Subsidiary whose annual base salary is in excess of $100,000 other than in the ordinary course of business consistent with past practice;

(g) except as set forth in Section 4.7(g) of the Disclosure Schedule, any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into, or amendment of, any employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(h) any amendment, termination or consent with respect to any Material Contract.

(i) any Contract entered into by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiary of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $1,000,000 in each individual case (other than Contracts with customers, distributors, material suppliers and representatives, or renewals of such existing contracts, each as entered into in the ordinary course of business, consistent with past practice);

(j) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(k) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

(l) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(m) any material change in the level of product returns or policies relating to accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries;

(n) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, or any material lease terminations or restructuring of material contracts;

(o) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries or the license of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(p) any loan, advance or capital contribution by the Company or any of its Subsidiaries to, or investment in, any Person other than (A) loans or advances to Employees/Service Providers in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practice or (B) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company, or by a wholly-owned Subsidiary of the Company in any other wholly-owned Subsidiary of the Company;

(q) any material purchases of fixed assets or other long term assets other than in the ordinary course of business and in a manner consistent with past practice;

(r) except as set forth in Section 4.7(r) of the Disclosure Schedule, any amendment of any material Tax Returns, any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any closing agreement relating to an Audit, or consent to any waiver of the statutory period of limitations in respect of any Audit;

(s) any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries; or

(u) any commencement or settlement of any lawsuit, any threat of any lawsuit or other proceeding by or against the Company or any Subsidiary.

4.8    Taxes.

(a) Definitions. “Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. “Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Audit” means any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes. “Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

(b) Tax Returns and Audits.

(i) Except as set forth in Section 4.8(b)(i) of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(ii) Except as set forth in Section 4.8(b)(ii) of the Disclosure Schedule, all Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP specifically in respect of such Taxes has been established on the Company Financials. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(iii) Except for Permitted Liens, there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.

(iv) Except as set forth in Section 4.8(b)(iv) of the Disclosure Schedule, no Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened.

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(vi) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any material Taxes of any party other than the Company or any Subsidiary of the Company.

(vii) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 (or any similar provision of state, local or foreign Law) of the regulations promulgated under the Code (the “Treasury Regulation”), as a transferee or successor, by Contract or otherwise.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

(ix) There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for Federal income tax purposes as stock or another equity interest in the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of tax Law) executed on or prior to the Closing Date.

(xi) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code.

(xii) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(xiii) All related-party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulation promulgated thereunder and any similar provision of foreign, state and local law.

(xiv) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes.

(xv) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” as defined in Section 897 of the Code.

(xvi) The Company has made available to Parent correct and complete copies of (i) all U.S. federal Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after January 1, 2006, filed through the date hereof and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

4.9    Title to Properties.

(a) Properties. Section 4.9(a)(i) of the Disclosure Schedule sets forth a list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Section 4.9(a)(ii) of the Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third party under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Section 4.9(a)(iii) of the Disclosure Schedule, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any material Owned Real Property or Leased Real Property and (ii) the Owned Real Property and the Leased Real Property is are compliance, in all material respects, with Law.

(b) Documents. The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries (“Lease Documents”).

(c) Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Reports, free and clear of any Liens except (i) as reflected in the Company Balance Sheet and (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C), (D) and (E) collectively, the “Permitted Liens”). The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

4.10    Intellectual Property.

Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or purported to be owned by, the Company or its Subsidiaries.

“Company Products” shall mean all products and services developed or under development (and with respect to Section 4.10(b), including, but not limited to, the products and services that are listed on Section 4.10 of the Disclosure Schedule), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean any and all legal rights in, arising out of or associated with any applications (including written invention disclosures that have not yet been filed) for, or registrations or issuances or grants of, the Company Intellectual Property before or by any governmental authority responsible for issuing or registering any of the Intellectual Property or Intellectual Property Rights.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files and records, (ii) inventions (whether or not patentable), discoveries, improvements and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes and (viii) schematics.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and “moral rights,” (iii) trade and industrial secrets and confidential information (including customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers) (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover remedies for any of the foregoing.

“Open Source” shall mean Intellectual Property or Intellectual Property Rights of the Company or its Subsidiaries, of a third party, or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes.

“Shrink-Wrapped Code” shall mean generally commercially available off-the-shelf software code or programs where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in human readable form.

(a) No Default/No Conflict. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any Contract providing for the license or other use of Company

Intellectual Property or the license or other use by the Company or its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third party, in each case which is material to the business of the Company (“Intellectual Property Contracts”). Each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Intellectual Property Contract and, to the Company’s Knowledge, all other parties to such Intellectual Property Contracts are in compliance with, and have not breached any term thereof. Following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(b) No Infringement. Except as set forth in Sections 4.13(a) and 4.13(c) of the Disclosure Schedule, the operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products do not infringe or misappropriate, any Intellectual Property Rights of any third party, or violate any right to privacy or publicity of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(c) Notice. Except as set forth in Sections 4.13(a) and 4.13(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice from any third party claiming that the Company, any of its Subsidiaries, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(d) No Third Party Infringers. Except as set forth in Section 4.10(d) of the Disclosure Schedule, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past three years, neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(e) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to the Surviving Corporation of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its Subsidiaries or the Surviving Corporation granting to any third party any incremental right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its Subsidiaries or the Surviving Corporation, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses or (iii) Parent, any of its Subsidiaries or the Surviving Corporation being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in Sections 4.10(e) and 4.10(i), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(f) Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each employee to execute confidentiality agreements which provide reasonable protection for trade secrets of the Company and its Subsidiaries. All current employees of the Company or any Subsidiary have executed a document entitled “Agreement to Protect Confidential Information and Non-Solicitation and Non-Competition Agreement,” the form of which is set forth in Section 4.10(f) of the Disclosure Schedule, and no party to any such agreement is in breach thereof.

(g) No Order. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or a Subsidiary is a party or are otherwise bound, that do or, to the Company’s Knowledge, may: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property.

(h) Open Source. No Open Source has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Company Product.

(i) Source Code. Section 4.10(i) of the Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any Source Code owned by the Company or any of its Subsidiaries or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code owned by the Company or any of its Subsidiaries under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.

(j) Software. To the Knowledge of the Company, all software incorporated within the Company Products is free of: (i) any material defects, including without limitation any material error or omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such software (or any parts thereof) or data or other software of users (“Contaminants”).

(k) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(l) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code and (ii) non-disclosure agreements entered into in the ordinary course of business, Section 4.10(l) of the Disclosure Schedule lists all Contracts that are material to the business of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party and sets forth, for each such Contract, any minimum purchase obligations and per unit royalty charges required of the Company or any of its Subsidiaries thereunder. All Contracts providing for the license or other use of Intellectual Property or Intellectual Property Rights by the Company or any of its Subsidiaries that are material to the business of the Company are fully paid-up, in full force and effect, and enforceable in accordance with their terms.

(m) Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s)), Section 4.10(m) of the Disclosure Schedule lists all Contracts providing for the license of or other use of Company Intellectual Property to which the Company or any of its Subsidiaries is a party. All Contracts providing for the license or other use of Company Intellectual Property that are material to the business of the Company or its Subsidiaries are in full force and effect, and enforceable in accordance with their terms.

(n) Trade Secrets. (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their Trade Secrets, and any Trade Secrets of third parties provided to the Company or any of its Subsidiaries, according to the laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (iii) except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such Trade Secrets and (iv) to the Company’s Knowledge, no party to any such agreement is in breach thereof.

(o) Privacy. The Company and its Subsidiaries have complied with all applicable laws relating to privacy, data protection, and the collection and use of personal information, and the Company and its Subsidiaries have complied with their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information. The Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies. True copies of the Company’s privacy policies and guidelines have been made available to Parent, and to the Company’s Knowledge, the Company and its Subsidiaries have at all times made all disclosure to users or customers required by applicable laws and none of such disclosures have been inaccurate in any material respect or materially misleading or deceptive or in violation of any applicable laws.

(p) Ownership of Intellectual Property Rights. Section 4.10(p) of the Disclosure Schedule lists all Company Registered Intellectual Property, identifying in each case the status, filing/grant dates, issuance/registration/application number, thereof. The Company or its Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all Liens, in and to all Company Intellectual Property, and with respect to the Company Registered Intellectual Property, are listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof.

(q) Validity and Enforceability. To the Company’s Knowledge, except as may be otherwise disclosed in Section 4.13, items 1 and 3, of the Disclosure Schedule, (i) the Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned; and (ii) all necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property.

4.11    Restrictions on Business Activities. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nation” terms for Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

4.12    Governmental Authorizations. Each license, permit, grant, governmental consent or other authorization which is material to the operation of the Company’s or any of its Subsidiaries’ business as currently conducted (“Governmental Authorizations”), has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and is in full force and effect in all material respects. Except as set forth in Section 4.12 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations or, to the Company’s Knowledge, threatened suspension or cancellation.

4.13    Litigation. Section 4.13 of the Disclosure Schedule sets out each action, suit, claim or proceeding (i) pending against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) or (ii) that has been settled, compromised or adjudicated since January 1, 2007. There is no action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) in each case that, individually or in the aggregate, is reasonably likely to result in any material liability to the Company and its Subsidiaries, taken as a whole. There is no investigation or other proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2005, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.14    Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Laws or Nasdaq rule or regulation applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

4.15    Environmental Matters.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b) Environmental Compliance. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(c) Environmental Liabilities. There is no material Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d) Environmental Information. The Company has provided to Parent all material assessments, reports, data, results of investigations or audits that are in the possession or control of or the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) Environmental Obligations. Neither the Company nor any of its Subsidiaries is required under any Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

4.16    Brokers’ and Finders’ Fees. Except for fees payable to, and the indemnification of, Needham & Company, LLC pursuant to an engagement letter dated June 20, 2008, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

4.17    Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.18    Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or, in the past five years has been, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee/Service Provider” shall mean any current or former employee, including officers, consultants, independent contractors or directors of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, change of control, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement for the benefit of Employees/Service Providers who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 4.18(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 4.18(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $100,000 per year as of the date hereof. Except as set forth in Section 4.18(b)(iii) of the Disclosure Schedule, to the Company’s Knowledge, no employee listed on Section 4.18(b)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason.

Section 4.18(b)(iv) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations that could reasonably be expected to exceed $100,000 per year.

(c) Documents. The Company and each of its Subsidiaries have made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications to any Employee/Service Provider or Employees/Service Providers relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Neither the Company nor any Subsidiary is party to any contract, agreement or arrangement that provides “nonqualified deferred compensation” subject to Section 409A of the Code.

(e) Claims.

(i) There are no pending or, to the Company’s Knowledge, threatened actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Except as set forth in Section 4.18(e) of the Disclosure Schedule, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(ii) There are no audits, inquiries, investigations or other proceedings of any nature pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(f) No Pension Plan. Neither the Company, nor any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Effect of Transaction; Parachute Payments; Executive Compensation Tax. Except as set forth Section 4.18(g) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Employee Agreements, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans or (iv) result in payments under any of the Company Employee Plans or Employee Agreements that would not be deductible under Sections 280G of the Code. Section 4.18(g) of the Disclosure Schedule sets forth the amount of any funding required in connection with a Company Employee Plan or Employee Agreement in connection with the transactions contemplated hereby.

(h) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees/Service Providers (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees/Service Providers relating to any Employee/Service Provider.

(i) No Post-Employment Obligations. Except as set forth in Section 4.18(i) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee/Service Provider (either individually or to Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

(j) Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company’s Knowledge threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees/Service Providers. Except as would not reasonably be expected to result in a material liability or obligation, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees/Service Providers and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No Employee/Service Provider of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

(k) Works Council. Section 4.18(k) of the Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body. The consummation of the Offer and the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body. The Offer and the Merger will not be subject to review by local counsel.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

(m) Compensation Approvals. On or prior to the date hereof, except where required to be done by the Board of Directors of Parent and/or Purchaser, the Compensation Committee of the Company Board has (i) approved each Company Employee Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted to any officer, director or employee of the Company or any of its Subsidiaries, including the Termination Agreements referred to in Section 7.14 and the consulting agreement, dated as of the date hereof, by and between the Company and Dominics LLC (collectively, the “Compensation Arrangements”), as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the 1934 Act and (ii) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance to Rule 14d-10(d) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). All payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each of the members of the Company’s Compensation Committee are, and the members of the Compensation Committee are, Independent Directors.

4.19    Contracts.

(a) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, contractor or consulting Contract with any executive officer or other Employee/Service Provider of the Company or any of its Subsidiaries providing for annual compensation in excess of $100,000 or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

(iii) any Contract or plan, including, without limitation, any Company Employee Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement

(either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business);

(v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $100,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(vi) any material Lease Document;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $50,000, other than accounts receivable and payable in the ordinary course of business;

(viii) any Contract containing any material support, maintenance or service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

(ix) any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(x) any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(xi) any Contract required to be disclosed in Section 4.10 of the Disclosure Schedule or any subsection thereof;

(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect; or

(xiii) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $500,000 or more (other than purchase orders in the ordinary course of business).

(b) Schedule. Section 4.19(b) of the Disclosure Schedule sets forth a list of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof, setting forth for each such Material Contract, the subsections of Section 4.19(a) applicable to such Material Contract.

(c) No Breach. All Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.20    Insurance. Each of the Company and its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. The Company maintains directors’ and officers’ liability insurance policies, including entity or “Side C” coverage. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any such policies. Section 4.20 of the Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, workers’ compensation, environmental, directors’ and officers’ liability and other forms of insurance owned or held by the Company and each subsidiary. Section 4.20 of the Disclosure Schedule also identifies all risks that the Company and its Subsidiaries, and their respective Board of Directors or officers, have designated as being self-insured.

4.21    Export Control Laws. Except as set forth in Section 4.21 of the Disclosure Schedule, the Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(c) To the Company’s Knowledge, as of the date hereof, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that have given rise to any material claims;

(d) No Export Approvals for the transfer of material export licenses to Parent, Purchaser or the Surviving Corporation are required; and

(e) Neither the Company nor any Subsidiary has made any voluntary self-disclosures to any Governmental Entity regarding the Company’s or any Subsidiary’s export transactions, and, to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions for which the Company should make any such voluntary self-disclosures.

4.22    Foreign Corrupt Practices Act. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its

Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

4.23    Schedule 14D-9; Offer Documents. None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D–9 will not, at the time the Schedule 14D–9 is filed with the SEC and at all times prior to Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Offer Documents or the Schedule 14D-9. The Schedule 14D–9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

4.24    Fairness Opinion. Prior to the execution of this Agreement, Needham & Company, LLC (the “Financial Advisor”) has delivered to the Company Board its oral opinion, to be confirmed in a written opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders. A true, correct and complete copy of the opinion will be delivered to Parent.

4.25    Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Laws, will not apply to Parent, Purchaser or any other Subsidiary of Parent, including the execution, delivery or performance of this Agreement and the consummation of the Offer and the Merger and the other transactions contemplated hereby.

4.26    Full Disclosure. The Company has not failed to disclose to Parent or Purchaser any facts material to the business of the Company or its Subsidiaries, results of operations, prospects, assets, liabilities or condition (financial or otherwise). No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including, without limitation, the Company Financials and the Disclosure Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

4.27    Termination Agreements. Antoine Dominic and Alice Varisano, respectively, the Company’s Chief Executive Officer and Chief Financial Officer, have each entered into a termination agreement (“Termination Agreement”) with the Company, pursuant to which they are entitled to, and each will receive, the payments and benefits described in their respective Termination Agreements and disclosed in summary form in Section 4.18(g) of the Disclosure Schedule. Each of the Termination Agreements was approved by the Company’s Compensation Committee. The benefits provided for in the Termination Agreements are properly payable at the time provided therein to Mr. Dominic and Ms. Varisano in accordance with and pursuant to their respective employment agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

5.1    Organization. Each of Parent and Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

5.2    Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) No Conflict. The execution, delivery and performance of this Agreement by Parent and Purchaser, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of Section 5.2(c) have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not constitute, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Necessary Consents. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) the applicable requirements of Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the applicable requirements of Foreign Antitrust Laws, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not constitute, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.3    Financing. Parent and GSI Group Corporation have entered into definitive agreements with the investors party thereto to provide, or cause to be provided, financing in an aggregate amount of $210,000,000 to Parent, GSI Group Corporation or Purchaser (the “Financing”), which agreements permit Parent, GSI Group Corporation or Purchaser to use the proceeds of the Financing and unrestricted cash of Parent, GSI Group Corporation or Purchaser to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Immediately prior to the Purchase Time, excluding the proceeds of the Financing, Parent, GSI Group Corporation or Purchaser will have unrestricted cash equal to at least $150,000,000 available to apply to the payment for Shares accepted for payment pursuant to the Offer and the payment of the Merger Consideration.

5.4    Brokers’ and Finders’ Fees. Except for fees payable to UBS Securities LLC, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.5    Interim Operations of Purchaser. Purchaser was formed solely for the purpose of conducting the Offer and has not conducted and will not, prior to the Purchase Time conduct any activities other than the execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

6.1    Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date of this Agreement to the earliest of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (ii) the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that an authorized officer of Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay their debts when due, pay or perform other material obligations when due and (iii) use all reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present Employees/Service Providers and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings. In addition, the Company shall promptly notify Parent in writing of any occurrence of a Material Adverse Effect.

(b) Required Consent. Without limiting the generality of Section 6.1(a), except as expressly permitted by this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement to the earliest of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (ii) the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than (A) issuances of Company Common Stock upon the exercise of Options existing on the date hereof in accordance with their present terms and (B) issuances of Company Common Stock upon the lapse of restrictions on or vesting of shares of Restricted Stock granted but not issued as of the date hereof, in accordance with the terms of such grants (subject to any waiver of such lapsing or vesting pursuant to the Termination Agreements).

(iv) Cause, permit or propose any amendments to the Company Organizational Documents or adopt any amendments to any of the Subsidiary Organizational Documents;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof;

(vi) Acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or in any event, for consideration in excess of $1,000,000 in any one case or in the aggregate, other than in the ordinary course of business consistent with past practice;

(vii) Enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance if it (i) would present a material risk of delaying the transactions contemplated by this Agreement, (ii) require the consent of the counterparty thereto to consummate the transactions contemplated by this Agreement or (iii) require the investment of at least $250,000 of assets or any equity of the Company or any of its Subsidiaries;

(viii)(A) Sell, lease, license, encumber, mortgage, pledge or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, except current Company Products in the ordinary course of business and in a manner consistent with past practice, or (B) sell or otherwise dispose of any auction-rate securities other than as requested by Parent pursuant to Section 7.13 hereof;

(ix) Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

(x) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (b) subject to applicable Law, employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, (c) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xi) Except as required by concurrent changes in GAAP, international accounting standards or any Governmental Entity as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xii) Fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns; provided that all such Tax Returns shall be true, correct and complete;

(xiii)(A) Change any financial or Tax accounting methods, policies or practices of the Company or any of its Subsidiaries, except as required by a change in GAAP or SEC rules, regulations or guidelines or applicable Law, (B) make, revoke, or amend any material Tax election of the Company or any of its Subsidiaries, (C) file any amended Tax Return of the Company or any of its Subsidiaries, (D) file any Tax Return showing an amount of Tax due in excess of $1,000,000, or any amendment to any Tax Return, which amendment requires a payment of an amount of Taxes in excess of $1,000,0000, unless copies of such Tax Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (E) enter into any closing agreement affecting any material Tax liability or refund of the Company or any of its Subsidiaries, (F) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries, or (G) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of the Company or any of its Subsidiaries.

(xiv) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or (b) involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

(xv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(xvi) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or, to the Company’s Knowledge, against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $500,000 or involving ordinary course collection claims for accounts receivable due and payable to the Company;

(xvii) Except as required by Law or Contracts currently binding on the Company or its Subsidiaries, (1) except in the ordinary course of business consistent with past practice, increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance, termination or similar pay or benefits to any Employee/Service Provider or director of the Company or any Subsidiary of the Company, (2) adopt, terminate or amend any Company Employee Plan or Employee Agreement or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Options or equity or equity-based awards, or reprice any Options or equity or equity-based awards or authorize cash payments in exchange for any Options or equity or equity-based awards, or (4) enter into, modify or amend any Employee Agreement or indemnification agreement with any Employee/Service Provider or (5) enter into any collective bargaining agreement;

(xviii) Enter into any Contracts containing, or otherwise subject Purchaser, the Surviving Corporation or Parent to, any non-competition, exclusivity, “most favored nation,” unpaid future deliverables, service requirements outside the ordinary course of business or future royalty payments, or other material restrictions on the Company, Purchaser, the Surviving Corporation or Parent, or any of their respective businesses, following the Effective Time;

(xix) Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or elect any directors, except in accordance with the Company Organizational Documents with respect to director vacancies;

(xxi) Incur any indebtedness for borrowed money, except pursuant to Section 7.13 hereof, or guarantee any indebtedness of another Person in excess of $100,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than loans by the Company to its wholly-owned Subsidiaries and other than indebtedness incurred in the ordinary course of business consistent with past practice;

(xxii)(A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property except pursuant to Section 7.13 hereof, or (B) enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Document;

(xxiii) Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries;

(xxiv) Enter into any customer Contract that contains any material non-standard terms other than as is consistent with the Company’s past practice;

(xxv) Enter into any Contract that relates to or otherwise affects any material Intellectual Property or Intellectual Property Rights of Parent or any of its Affiliates or the Company and its Subsidiaries;

(xxvi) Dispose of, grant, transfer, or obtain, or permit to lapse any rights to, any material Intellectual Property or Intellectual Property Rights, or dispose of or disclose to any Person, other than representatives of Parent, any Trade Secrets; or

(xxvii) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Section 6.1(b) hereof, or take any other action, that would reasonably be expected to result in any of the Offer Conditions not to be satisfied.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Information/Proxy Statement.

(a) The parties will take all necessary action such that the letter to stockholders and information statement that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith

(collectively, the “Information Statement”) or, if required by applicable Law, the letter to stockholders, notice of meeting, proxy statement and form of proxy that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Information Statement or Proxy Statement, as applicable, is first mailed and at the time of the Special Meeting, if one is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The parties will take all necessary action such that the Information Statement or Proxy Statement, as applicable, will, at the time the such document is first mailed, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Special Meeting, if one is held, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(b) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, as soon as practicable after the consummation of the Offer, the Company shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld) prepare and file with the SEC the Information Statement or, if required, the Proxy Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder. The Company shall obtain and furnish the information required to be included in the Information Statement or Proxy Statement, as applicable, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Information Statement or Proxy Statement, as applicable, and shall cause the Information Statement or Proxy Statement, as applicable, in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement or Proxy Statement, as applicable, so that the Information Statement or Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, if required, otherwise disseminated to the stockholders of the Company.

7.2    Subsequent Filings. Until the earliest of (i) such time as designees of Parent constitute a majority of the Company Board pursuant to Section 1.4(a) or (ii) the Effective Time, the Company will timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by the Company under the Exchange Act, and will promptly deliver to Parent copies of each form, report and document filed with the SEC. As of their respective dates, no report filed by the Company with the SEC pursuant to the requirements of the Exchange Act, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports, shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, in each case in accordance with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments which are not, individually or in the aggregate, material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC).

7.3    Acquisition Proposals.

(a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ employees, officers or directors, or any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries, shall, and that it shall use all reasonable efforts to cause the Company’s and its Affiliates, Subsidiaries’ other Employees/Service Providers, agents and representatives not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; (iv) withdraw, amend or modify in a manner adverse to Parent, or propose to withdraw, amend or modify in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company; (v) fail to reaffirm its recommendation in favor of the adoption of the Agreement by the stockholders of the Company within three Business Days of a written request to do so by Parent or (vi) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv), (v) or (vi) to the extent specifically permitted pursuant to Sections 7.3(c) or 7.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by Affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of the Company Board pursuant to Section 7.3(c), to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by this Section 7.3(b)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry, to the extent not previously provided to Parent.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 7.3(a), in the event that the Company receives prior to the Purchase Time an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 7.3 and that the Company Board has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided that:

(i) the Company complies with all of the terms of this Section 7.3;

(ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf in substantially the form of the Confidentiality Agreement and, in any event, no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished to Parent); and

(iii) the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Company Board’s fiduciary duties to the stockholders of the Company under applicable law.

(d) Company Change of Recommendation. Notwithstanding anything to the contrary contained in Section 7.3(a), prior to the Purchase Time, in response to the receipt of a Superior Offer, (x) the Company Board may withhold, withdraw, amend or modify the Company Board Recommendation, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer, (y) the Company Board, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby (any of the foregoing actions, whether by the Company Board or a committee thereof, a “Company Change of Recommendation”), if all of the following conditions in clauses (i) through (v) are met:

(i) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii) the Company shall have delivered to Parent written notice (a “Company Change of Recommendation Notice”) at least five Business Days prior to publicly effecting such Company Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Company Change of Recommendation;

(iii) after delivering the Company Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five-Business Day period, and negotiate in good faith with respect thereto during such five-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of the Offer and the Merger without making a Company Change of Recommendation;

(iv) the Company Board shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the terms of the Offer (as they may be adjusted pursuant to paragraph (iii) above) and (B) after consultation with outside legal counsel, the failure to effect a Company Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and

(v) the Company shall not have breached any of the provisions set forth in this Section 7.3.

(e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Boards of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing, the Company shall not effect a Company Change of Recommendation unless specifically permitted pursuant to the terms of Section 7.3(d).

(f) State Takeover Statute. The Company Board shall not, in connection with any Company Change of Recommendation, take any action to change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 7.3(f) shall not prohibit the Company from effecting a Company Change of Recommendation, under the circumstances and subject to the conditions set forth in this Section 7.3.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” shall mean any bona fide offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent, Purchaser and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” shall mean a bona fide Acquisition Proposal by a third party that (A) provides for the purchase or acquisition of all of the issued and outstanding Shares for a per-Share consideration that is greater than the Offer Price (including, only if the per-Share consideration is not all cash, a determination by the Company Board in good faith to such effect) and (B) is on terms that the Company Board has in good faith concluded, after consultation with its financial advisor, taking into account the Person making the offer, the anticipated timing for consummation, any financing requirements, any governmental, regulatory or other approval requirements, and all other legal, financial, regulatory and other aspects of the Offer to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Agreement.

(h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.3 by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

7.4    Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement which will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents, Affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any “Proprietary Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. Subject to the Confidentiality Agreement and applicable Law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access, off premises, during normal business hours to the books, analysis, projections, plans, systems, contracts, commitments and records of the Company and its Subsidiaries during the period prior to the Effective Time to obtain all information concerning the business of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries (excluding only proprietary technical research and development data and other data that the Company determines in good faith is competitively sensitive and/or not required to prepare necessary regulatory filings, it being agreed that counsel making such regulatory filings shall have such access promptly upon a showing of need for regulatory purposes) and use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its representatives, the Presidents of its major subsidiaries and such other personnel requested by Parent that the Company believes will not disrupt the Company’s business (which access shall be arranged by the Company’s CEO or CFO), and its attorneys, accountants and other professionals for discussion of the Company and its Subsidiaries’ business, properties, prospects and personnel. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent at its request (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (excluding only proprietary technical research and development data and other data that the Company determines in good faith is competitively sensitive and/or not required to prepare necessary regulatory filings, it being agreed that counsel making such regulatory filings shall have such access promptly upon a showing of need for regulatory purposes). Notwithstanding anything else in this Section 7.4(b) to the contrary, the Chief Executive Officer of the Company shall arrange for the Chief Executive Officer of Parent to be granted reasonable access to the officers and managers of the Company’s Subsidiaries as reasonably requested by the Chief Executive Officer of Parent. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 7.4 shall be subject to the Confidentiality Agreement. Nothing herein shall limit in any way the full and complete access of Parent and its representatives to the Company and its Subsidiaries following the Purchase Time, including, without limitation, access to all documents, data, properties, personnel or other information or Intellectual Property of the Company and its Subsidiaries.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 7.4 or Section 7.6, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

7.5    Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Offer, the Merger and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any requirement of Nasdaq.

7.6    Regulatory Filings; Commercially Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Purchaser and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, each of Parent, Purchaser and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Offer and the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, which filings shall be made promptly following the date hereof; (ii) filings under any Foreign Antitrust Laws or other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto; and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Law relating to the Offer or the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 7.6(a) to comply in all material respects with all applicable Laws. Parent, Purchaser and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 7.6(a).

(b) Notification. Each of Parent, Purchaser and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 7.6(a), Parent, Purchaser or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Any oral or written communication with the Governmental Entity in connection with any filings made pursuant hereto, shall be made jointly by the Company and Parent, except and to the extent such Governmental Entity objects to either the Company’s or Parent’s participation in such communication.

(c) Reasonable Efforts. Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to, in the most expeditious manner practicable, (i) consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 7.6 shall require Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time); (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) execute or deliver of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 7.6(c) require Parent to take any action that is reasonably likely to materially and adversely affect the benefits expected to be derived by Parent or its Affiliates as a result of the transactions contemplated hereby or would be reasonably expected to materially and adversely affect Parent or its Affiliates following the consummation of the Offer or the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Law is or becomes applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Offer, the Merger, this Agreement and the transactions contemplated hereby.

(d) No Divestiture. Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or Affiliates, or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

7.7    Notification of Certain Matters.

(a) By the Company. The (i) Company shall give prompt notice to Parent of (A) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, (B) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (C) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any of the Offer Conditions and (ii) Chief Executive Officer of the Company shall, from the date hereof through the Purchase Time, provide the Chief Executive Officer of Parent weekly updates on the general business condition of the Company; provided, however, that no such notification or update shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice or update pursuant to this Section 7.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b) By Parent. Parent shall give prompt notice to the Company of (i) any representation or warranty made by Parent or Purchaser contained in this Agreement becoming untrue or inaccurate, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to result in the Financing, or any alternative financing as Parent may obtain, not being available for Purchaser to purchase and pay for the Shares pursuant to the Offer and to pay the aggregate Merger Consideration, provided, however, that no such notification shall affect the representations, warranties of Parent, Purchaser or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 7.7(b) shall not limit or otherwise affect the remedies available hereunder.

7.8    Third-Party Consents. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 4.5 of the Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form acceptable to Parent.

7.9    Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless, no later than ten Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all reasonable steps necessary to permit each Employee/Service Provider who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan.

7.10    Indemnification.

(a) Indemnity. From and after the Purchase Time, Parent will and will cause the Company and the Surviving Corporation to indemnify and advance expenses to the Company and its directors, officers, employees and agents (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if such service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Company or the Surviving Corporation, as applicable, is permitted to do so by Section 145 of the DGCL. The certificate of incorporation of the Surviving Corporation will contain provisions with respect to (i) exculpation that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof and (ii) indemnification and advancement of expenses that indemnify and provide for the advancement of expenses to the Indemnified Parties to the fullest extent permitted by Section 145 of the DGCL, which provisions will not, except as required by Law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties or any other person who, immediately prior to the Effective Time, was a director, officer, employee or agent of the Company.

(b) Insurance. Parent shall either (i) for a period of six years following the Purchase Time, maintain in effect (A) the Company’s currently existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring at or prior to the Purchase Time (including the transactions contemplated hereby) or (B) directors’ and officers’ liability insurance policies with respect to matters existing , occurring or allegedly occurring at or prior to the Purchase Time (including the transactions contemplated hereby) having terms and conditions at least as favorable to the Indemnified Parties as the Company’s currently existing directors’ and officers’ liability insurance, provided, however, that in order to maintain the Company’s existing policies or provide equivalent coverage, neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the aggregate annual premium paid or payable by the Company for the policies the Company currently has in effect and, provided, further, that if the annual premium required to maintain the Company’s existing policies or provide equivalent coverage exceeds 200% of the annual premium paid or payable by the Company for the policies the Company currently has in effect, the Surviving Corporation or Parent shall be obligated to obtain policies with the greatest coverage available for an annual premium not in excess of 200% of the aggregate annual premium paid or payable by the Company for the policies the Company currently has in effect or (ii) purchase, or at the request of Parent (which request shall be made no later than two weeks prior to the Purchase Time) the Company shall purchase in a form reasonably acceptable to Parent, by the Purchase Time, and Parent shall cause the Surviving Corporation to maintain, tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company, which tail policies (A) shall not have an aggregate premium in excess of 200% of the aggregate annual premium paid or payable by the Company for the policies the Company currently has in effect (which amount is set forth in Section 7.10(b) of the Disclosure Schedule), (B) shall be effective for a period from at least the Purchase Time through and including the date six years after the Purchase Time with respect to claims arising from facts or events that existed or occurred prior to or at the Purchase Time, and (C) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such policies of the Company currently in effect (complete and accurate copies of which, or binders therefor have been made available to Parent); provided, however, that, if equivalent coverage under such tail policies cannot be obtained or can be obtained only by paying an aggregate premium in excess of 200% of such amount, Parent or the Company, as the case may be, shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage under such tail policies as can be obtained by paying an aggregate premium equal to 200% of such amount.

(c) The provisions of this Section 7.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.10.

(d) The obligation of Parent and the Surviving Corporation under this Section 7.10 shall survive the consummation of the Merger and shall not be terminated or modified in any manner as to adversely affect any Indemnified Party to whom this Section 7.10 applies without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom Section 7.10 applies shall be third party beneficiaries of this Section 7.10, each of whom may enforce the provisions of this Section 7.10).

7.11    Section 16 Matters. Prior to the Purchase Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by ARTICLE I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.12    Compensation Approvals. Prior to the scheduled expiration date of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) will take all such steps as may be required to cause any Compensation Arrangements entered into by the Company or any of its Subsidiaries since January 1, 2007 to be approved or ratified (to the extent not previously so approved or ratified) as “employment compensation, severance or other employee benefit arrangement” by the Compensation Committee comprised solely of Independent Directors of the Company in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act. Prior to the Effective Time, neither the Company Board nor the Compensation Committee of the Company shall withdraw, nor permit the withdrawal of, the Company Compensation Approvals. Prior to the expiration date of the Offer, the Company will make available to Parent true and correct copies of all approvals and other actions taken with respect to the Company Compensation Approvals.

7.13    Financing. The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to have its and their representatives, including management, personnel, attorneys, financial advisors, accountants and other professionals, cooperate with Parent and its representatives in connection with the arrangements by Parent and Purchaser to obtain the Financing (or any alternative Financing as Parent may obtain) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or unreasonably interfere with or hinder or delay in any material aspect the performance by the Company of its other obligations hereunder), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and Purchaser and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and Purchaser and their financing sources in the preparation of (A) an offering document for any debt raised to complete the transactions contemplated by this Agreement and (B) materials for rating agency presentations, (iv) mortgaging or otherwise borrowing money against any Owned Real Property, the proceeds of which the Company will hold as cash in furtherance of the Financing and (v) reasonably facilitating the pledge of the Company’s assets as collateral; provided, however, that none of the Company or its Subsidiaries will be required in connection with the Financing or any alternative financing as Parent may obtain or with respect to clauses (iv) and (v) to pay any commitment or other similar fee (unless such commitment or fee is paid by Parent) or incur any other liability or expense (unless such expense is paid by Parent) that would accrue prior to the Purchase Time or consummate any of the transactions referred to in clauses (iv) and (v) prior to the Purchase Time. Prior to the Purchase Time, the Company shall (X), when requested by Parent, monetize (at then standard commercial terms at not less than 50% of face value) any auction-rate securities held by the Company or its Subsidiaries (Parent and Purchaser hereby acknowledging that the market for such auction-rate securities are illiquid at the present time) or (Y), if the market for such auction-rate securities becomes liquid (whereby such securities may be sold at no less than 100% of face value), monetize (at no less than 100% of face value) any auction-rate securities held by the Company or its Subsidiaries, and in the case of (X) or (Y), the proceeds of such monetization shall be used by the Company solely to first, pay at the Purchase Time amounts due under the Termination Agreements, and thereafter, to the extent of any remaining proceeds, pay the amounts described in item 1 of Section 4.7(f) of the Disclosure Schedule.

7.14    Termination Agreements.

(a) Parent and Purchaser acknowledge that they are aware of the fact that Mr. Dominic and Ms. Varisano entered into the Termination Agreements with the Company. Parent acknowledges that following the Purchase Time it and its Subsidiaries (including the Company following the Purchase Time) will not have positions available for Mr. Dominic and Ms. Varisano comparable to their respective current positions with the Company. Parent and Purchaser acknowledge and agree that, given the positions available, following the Purchase Time, Mr. Dominic and Ms. Varisano will have Good Reason (as defined in each such executive’s employment agreement) to terminate their employment with the Company and that Parent and Purchaser cannot or will not correct or cure such Good Reason event. Parent and Purchaser further acknowledge and confirm their understanding and agree that the Company will pay (if applicable, with funds advanced to the Company by or on behalf of Parent pursuant to Section 7.14(b)) at the Purchase Time in accordance with the respective Termination Agreements the amounts provided for therein to be so paid at such time, subject to any adjustments set forth therein, and will report, for federal income tax purposes, such payments consistent with the characterization thereof in the Termination Agreements. The Company shall not amend or terminate either Termination Agreement or waive any provisions therein without the prior written consent of Parent.

(b) If the Company reasonably determines within ten (10) Business Days prior to the Purchase Time that it will require funds in addition to its cash on hand to pay at the Purchase Time the amounts payable under the Termination Agreements, and such requirement is not primarily caused by a breach by the Company of its covenants in Section 6.1, then if requested in writing by the Company no later than five (5) Business Days prior to the Purchase Time (the “Company Financing Request”), at the Purchase Time Parent shall lend, or cause to be lent, to the Company (pursuant to a promissory note which shall mature on the first anniversary of the date of execution and delivery thereof and may be prepaid without premium or penalty) the cash amount specified in the

Company Financing Request not exceeding $15,000,000 (the amount so specified not exceeding $15,000,000, the “Company Financing Amount”) for the sole purpose of paying amounts required to be paid at the Purchase Time pursuant to the Termination Agreements. If Parent is required to provide the Company Financing Amount pursuant to this Section 7.14(b), then at the Purchase Time it will deliver or cause to be delivered, by wire transfer of funds, the Company Financing Amount to an account previously designated by the Company to Parent. The Company shall use the Company Financing Amount solely for the purpose of paying amounts due at the Purchase Time under the Termination Agreements, and will provide or cause to be provided to Parent, within one Business Day after the Purchase Time, a written receipt from Mr. Dominic and Ms. Varisano or other written evidence of the receipt of such amounts.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1    Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.7 of this Agreement, the “agreement of merger” (as such term is used in Section 251 of the DGCL) shall have been adopted by the Company Requisite Vote.

(b) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Purchaser shall have accepted for purchase and paid for the Shares tendered (and not withdrawn) pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1    Termination by Mutual Agreement. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, by mutual written consent of Parent and the Company.

9.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company by notice to the other party at any time prior to the Effective Time, notwithstanding adoption of this Agreement by the stockholders of the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2 shall have used its reasonable efforts to remove or reverse such order, decree, ruling or action.

9.3    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by notice to Parent at any time prior to the Purchase Time:

(a) if (i) the close of business on September 30, 2008 (which date and time (A) shall be extended to the close of business on October 31, 2008, if the Purchase Time shall not have occurred as a result of a failure of the

Offer Condition set forth in Paragraph 1(b) of Exhibit B to be satisfied or (B) may be extended by mutual written agreement of Parent and the Company (such date and time, the “Outside Date”)) shall have occurred and Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before the Outside Date, (ii) the Offer shall have expired or been terminated and Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof or (iii) Purchaser fails to purchase validly tendered Shares if required to do so pursuant to and in accordance with the terms of the Offer, in violation of the terms of this Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to clauses (ii) or (iii) of this Section 9.3(a) if any of the events or circumstances referred to in such clauses (ii) or (iii) of this Section 9.3(a) directly or indirectly resulted from or was caused by the Company’s failure to comply in any material respect with any of its obligations, covenants, or agreements under this Agreement or by the failure of any representation or warranty of the Company contained in this Agreement to be true and correct;

(b) if the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 7.3 and the Company shall have paid Parent the Company Termination Fee described in Section 9.5(a); or

(c) if Parent or Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement and such breach cannot be or has not been cured within ten days after the giving of written notice to Parent, except for any such breach which would not reasonably be expected to have a material adverse effect on Parent’s or Purchaser’s ability to consummate the Offer or the Merger; provided, however that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(c) if it shall have materially breached this Agreement.

9.4    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent by notice to the Company at any time prior to the Purchase Time, if:

(a)(i) due to a failure of any of the Offer Conditions to be satisfied at any scheduled expiration of the Offer, (A) the Outside Date shall have occurred and Purchaser shall not have accepted for payment Shares pursuant to the Offer in accordance with the terms thereof on or before the Outside Date, or (B) the Offer shall have expired or been terminated and Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided, that Parent shall not have the right to terminate this Agreement pursuant to clause (B) of this Section 9.4(a)(i) if any of the events or circumstances referred to in such clause (B) of this Section 9.4(a)(i) directly or indirectly resulted from or was caused by Parent’s failure to comply in any material respect with any of its obligations, covenants or agreements under this Agreement or by the failure of any representation or warranty of the Parent or Purchaser contained in this Agreement to be true and correct;

(ii)(A) a Change of Board Recommendation shall have been effected or the Company Board shall have failed to reaffirm the Company Board Recommendation within three Business Days of a written request to do so by Parent or (B) the Company shall have materially violated or breached any of its obligations in Section 7.3;

(iii) a Material Adverse Effect shall have occurred; or

(iv)(1) any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Company Common Stock, other than pursuant to a definitive agreement approved by the Company Board (For the avoidance of doubt, nothing in this Section 9.4(a)(iv) shall limit Parent’s right to be paid the Company Termination Fee pursuant to Section 9.5(a)) or (2) pursuant any proxy solicitation by any Person, the directors of the Company on the date hereof cease to represent a majority of Company Board;

(b) the agreements referred to in Section 5.3 shall have been terminated, breached or otherwise repudiated by the lenders party thereto or if Parent reasonably determines that the conditions to the availability of the Financing are not likely to be satisfied as of the scheduled expiration of the Offer or that the Financing, or any alternative financing as Parent may obtain, will not be available for Purchaser to purchase and pay for the Shares pursuant to the Offer and to pay the aggregate Merger Consideration; or

(c) at any such time the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of the Offer Condition set forth in either Paragraph 2(d) or Paragraph 2(e) of Exhibit B to this Agreement to be satisfied and such breach cannot be or has not been cured within 10 days following receipt by the Company of written notice to such effect provided, however that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(c) if it shall have materially breached this Agreement.

9.5    Effect of Termination. Except as provided in Section 9.5(a) or Section 9.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement (other than the last sentence of Section 1.3, Section 7.4(a), the last sentence of Section 7.4(b) and ARTICLE IX and ARTICLE X) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives).

(a) In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.3(b) or by Parent pursuant to Section 9.4(a)(ii)(A) or Section 9.4(a)(iv) or (ii) (A) by the Company pursuant to Section 9.3(a)(i) or Section 9.3(a)(ii) or (B) by Parent pursuant to Section 9.4(a)(i), in the case of either (A) or (B), due to a failure of the Offer Condition set forth in Paragraph 1(a) of Exhibit B to be satisfied at any scheduled expiration of the Offer and, with respect to clause (ii) only, (x) at any time on or after the date hereof and prior to such termination an Acquisition Proposal (whether or not conditional) shall have been publicly announced or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (y) within twelve months after the date of such termination, the Company consummates any transaction specified in the definition of “Acquisition Proposal” with such Person or any of its Affiliates; then in any such case, the Company shall pay Parent a termination fee of $9,000,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Such payment shall be made (1) concurrently with, and as a condition precedent to, such termination in the case of a termination by the Company pursuant to Section 9.3(b) and (2) on the first Business Day following the date of such termination in the case of a termination by Parent pursuant to Section 9.4(a)(ii)(A) or Section 9.4(a)(iv) or (3) on the first Business Day after the consummation of the transaction referred to in clause (ii)(y) of this Section 9.5(a). Subject to and without limitation of Parent’s right to receive the Company Termination Fee if payable pursuant to the first two sentences of this Section 9.5(a) and to receive any amounts payable or reimbursable to Parent pursuant to Section 9.5(c) and the penultimate sentence of Section 9.6, Parent, Purchaser and their respective Affiliates shall have no remedy at law against the Company and its Affiliates, stockholders, directors, officers or agents, either before or after the termination of this Agreement, for any loss or damage suffered as a result of the failure of the Offer or the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach or failure to perform or comply by the Company under or in connection with this Agreement. Without limitation of the immediately preceding sentence and for the avoidance of doubt, upon termination of this Agreement, except for Parent’s right to receive the Company Termination Fee if payable pursuant to the first two sentences of this Section 9.5(a) and to receive any amounts payable or reimbursable to Parent pursuant to Section 9.5(c) and the penultimate sentence of Section 9.6, neither the Company nor any of its Affiliates, stockholders, directors, officers or agents shall have any further liability or obligation relating to or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, Parent and Purchaser agree that, in no event shall Parent, Purchaser or their respective Affiliates seek to recover, and they hereby waive any right to, any money damages or any other monetary recovery, monetary judgment or monetary damages of any kind, including consequential, indirect or punitive damages, in connection with this Agreement or the transactions contemplated hereby against the Company or its Affiliates, stockholders, directors, officers or agents (other than for payment if and when due of the Company Termination Fee pursuant to the first two sentences of this Section 9.5(a) and of any amounts payable or reimbursable to Parent pursuant to Section 9.5(c) and the penultimate sentence of Section 9.6). Notwithstanding anything else herein to the contrary, nothing in this Section 9.5(a) shall in any way limit Parent’s right, prior to the termination of this Agreement, to injunctive relief and specific performance as set forth in Section 10.7, including as provided in Section 7.3(h).

(b) If this Agreement is terminated by Parent pursuant to Section 9.4(b) or by the Company pursuant to Section 9.3(a)(iii), Parent shall promptly, and in any event within five Business Days after the date of such termination, pay the Company a termination fee of $9,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds. Subject to and without limitation of the Company’s right to receive the Parent Termination Fee if payable pursuant to the first sentence of this Section 9.5(b), and to receive any amount payable to the Company pursuant to Section 9.5(c), the Company and its Affiliates shall have no remedy at law (except as set forth in Section 9.6 (to the extent set forth therein)) or in equity against Parent, Purchaser and their respective Affiliates, stockholders, directors, officers or agents, either before or after termination of this Agreement, for any loss or damage suffered as a result of the failure of the Offer or the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach or failure to perform or comply by Parent or Purchaser under or in connection with this Agreement. Without limitation of the immediately preceding sentence and for the avoidance of doubt, upon termination of this Agreement, except for the Company’s right to receive the Parent Termination Fee if payable pursuant to the first sentence of this Section 9.5(b) and to receive any amount payable to the Company pursuant to Section 9.5(c), and except as provided in Section 9.6 (to the extent set forth therein), none of Parent, Purchaser or their respective Affiliates, stockholders, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, other than the obligations of Parent set forth in the last sentence of Section 1.3, in Section 7.4(a) and in the last sentence of Section 7.4(b). Notwithstanding anything herein to the contrary, the Company agrees that in no event shall the Company or any of its Affiliates seek to recover, and they hereby waive any right to, any money damages, equitable relief or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, in connection with this Agreement or the transactions contemplated hereby against Parent, Purchaser and their respective Affiliates, stockholders, directors, officers or agents, other than for payment if and when due of the Parent Termination Fee pursuant to the first sentence of this Section 9.5(b) and any amount payable to the Company pursuant to Section 9.5(c), and for payment of the fees and expenses of the Company incurred in connection with this Agreement, subject to and in accordance with Section 9.6.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee if and when due pursuant to the first two sentences of Section 9.5(a) or Parent shall fail to pay the Parent Termination Fee when due pursuant to the first sentence of Section 9.5(b), the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection of the Parent Termination Fee or the Company Termination Fee, as applicable.

9.6    Fees and Expenses.

All of the Company’s fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, fees of attorneys, investment bankers and accountants, incurred in connection with the transactions contemplated hereby, including those incurred in (a) negotiating and drafting the letter agreement dated May 16, 2008, by and between Parent and the Company, (b) the due diligence process, (c) negotiating and drafting this Agreement and ancillary documents, (d) the preparation and filing of HSR Act documentation, (e) obtaining a fairness opinion and (f) the printing and filing of documents shall be paid by Parent; provided, however, that exclusive of the cost of the preparation and filing of HSR Act documentation, the Company’s costs and expenses required to be paid (including those previously paid) by Parent shall not exceed $1,100,000, and; provided, further, that (i) in the event the transactions contemplated herein are not consummated because of the failure to obtain HSR Act approval after appropriate filings have been made on a timely basis, then the Company shall be responsible for the cost of the fairness opinion described in Section 4.23 or any other fairness opinion it receives in connection with the transactions contemplated hereby; (ii) if the Company Termination Fee is payable or paid by the Company pursuant to Section 9.5(a), then Parent shall not be responsible for any of the costs and expenses incurred by the Company in connection with the transactions contemplated hereby and (iii) and if the Parent Termination Fee is payable or paid by Parent pursuant to the first sentence of Section 9.5(b), the Company’s costs and expenses required to be paid (including those previously paid) by Parent pursuant to this Section 9.6 shall not exceed $500,000. The expenses payable by Parent pursuant to this Section 9.6 incurred by the Company prior to the date hereof shall be paid in no event later than five Business Days following the date hereof with respect to bills rendered to Parent prior to the date hereof. The expenses payable by Parent pursuant to this Section 9.6 incurred by the Company prior to the date hereof but billed to Parent on or after the date hereof shall be paid by Parent as billed but in no event later than five Business Days following the date billed. The expenses payable by Parent pursuant to this Section 9.6 incurred by the Company on or after the date hereof shall be paid by Parent as billed, but in no event later than a date that is no more than five Business Days after the date this Agreement is terminated. In the event a party hereto pays any expenses for which it is ultimately not responsible, then upon request for reimbursement the party who has received the benefit of such payment shall forthwith reimburse the other party within five Business Days after receiving such request. All other fees and expenses not identified in this Section 9.6 shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

9.7    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after Purchaser purchases any Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.8    Extension; Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE X

GENERAL PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Purchaser contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE X shall survive the Effective Time.

10.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Purchaser, to:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Attention: General Counsel

Telephone No.: (781) 266-5700

Telecopy No.: (781) 266-5114

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street, 31st Floor

Boston, MA 02108

Attention: Kent A. Coit, Esq.

Telephone No.: (617) 573-4800

Telecopy No.: (617) 573-4822

(b)	if to the Company, to:

Excel Technology, Inc.

41 Research Way

East Setauket, NY 11733

Attention: Chief Financial Officer

Telephone No.: (631) 784-6100

Telecopy No.: (631) 784-6101

with copies to:

Breslow & Walker, LLP

100 Jericho Quadrangle

Jericho, NY 11753

Attention: Howard S. Breslow, Esq.

Telephone No.: (576) 822-6505

Telecopy No.: (576) 822-6540

10.3    Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to the Company, and with respect to any matter in question, the actual knowledge of any officer of the Company or of any president (or person holding a similar position) of a Subsidiary of the Company.

(c) For purposes of this Agreement, the term “made available” shall mean (i) that the Company has provided copies of or access to such materials to Parent or its representatives or (ii) that such material is publicly available on EDGAR.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on (a) the business (taken as a whole), financial condition, capitalization (taken as a whole), assets (taken as a whole) or liabilities (taken as a whole) of the Company or its Subsidiaries; provided, however, that no facts, circumstances, changes or effects resulting primarily from or arising primarily out of the following shall be deemed to be or constitute a Material Adverse Effect, and no facts, circumstances, changes or effects resulting primarily from or arising primarily out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) general economic or political conditions in the countries in which the Company does business (except to the extent that the Company or its Subsidiaries are adversely affected disproportionately relative to other businesses in such countries); (ii) general market or economic conditions affecting the industry generally in which the Company and its Subsidiaries operate (except to the extent that the Company or its Subsidiaries are adversely affected disproportionately relative to the other participants in such industry); (iii) the condition of the financial or securities markets in the countries in which the Company does business (except to the extent the Company or its Subsidiaries are adversely affected disproportionately relative to other businesses in such countries); (iv) any change in the stock price or trading volume of the Company Common Stock in and of itself (it being understood that the facts or occurrences giving rise to such change in stock price or trading volume may be taken into account in determining whether there has been a Material Adverse Effect); (v) the announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the Offer and the Merger (including any negative impact on relationships with employees of the Company or its Subsidiaries as a result of the announcement or performance of this Agreement); (vi) the failure of the Company to meet published projections of earnings, revenues or any other financial measure (regardless of whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (vii) changes in GAAP that take effect after the date of this Agreement (but not changes in the Company’s interpretation of GAAP); (viii) changes in any Law that takes effect after the date of this Agreement and is of general applicability and not specific to the Company or its business (except to the extent that the Company or its Subsidiaries are adversely affected disproportionately relative to the other businesses to which such Law is applicable); and (ix) acts of terrorism or war (whether or not declared) or natural disasters after the date hereof (provided that such effect does not affect the Company or its Subsidiaries in a disproportionate manner), or (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement.

(e) For purposes of this Agreement, the term “Purchaser Material Adverse Effect,” means any change, effect, event or occurrence that has a material adverse effect on the ability of Parent or Purchaser, on or before the Outside Date, to perform their respective obligations under this Agreement that are required to be performed on or before the Outside Date or to consummate the transactions contemplated by this Agreement on or before the Outside Date.

(f) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(g) For purposes of this Agreement, the term “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(h) For purposes of this Agreement, the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

10.4    Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5    Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Tender and Support Agreement and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

10.6    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7    Other Remedies. The Company acknowledges and agrees that irreparable damage would occur to Parent and Purchaser in the event that the Company were to breach any of the provisions of this Agreement or were not to perform any of its covenants, obligations or agreements hereunder in accordance with the specific terms of this Agreement. It is accordingly agreed by the parties hereto that Parent and Purchaser shall be entitled to an immediate injunction or injunctions or order(s) of specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction. The Company acknowledges and agrees that it shall not be entitled to enforce specifically the terms and provisions of this Agreement or seek any other equitable remedy and that, as provided in Section 9.5(a), the sole right and remedy of the Company under or in connection with this Agreement shall be to receive the Parent Termination Fee if payable in accordance with the first sentence of Section 9.5(b) and to receive payment of expenses to the extent provided, and subject to the terms, conditions and limitations set forth in, Section 9.6.

10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.9    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to any of its Subsidiaries as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 10.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11    Waiver of Jury Trial. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12    Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. Notwithstanding anything to the contrary set forth herein, the representations and warranties of the Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the sections of the Disclosure Schedule corresponding to each such representation and warranty or covenant, or as otherwise set forth elsewhere in the Disclosure Schedule where it is readily apparent on its face from such disclosure that such information is applicable to such representation and warranty or covenant. The listing of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule. The information contained in the Disclosure Schedule is in all events subject to the Confidentiality Agreement.

10.13    Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement, to the extent and subject to the limitations set forth in Section 9.5(b). This is a guarantee of payment and performance and not collectibility.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GSI GROUP INC.

By:	/s/ Sergio Edelstein
Name: Dr. Sergio Edelstein Title: President and Chief Executive Officer

EAGLE ACQUISITION CORPORATION

By:	/s/ Sergio Edelstein
Name: Dr. Sergio Edelstein Title: President

EXCEL TECHNOLOGY, INC.

By:	/s/ Antoine Dominic
Name: Antoine Dominic Title: Chief Executive Officer and President

Exhibit B

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit B and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1.    Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the expiration of the initial offering period for the Offer, as the same may be extended from time to time (the “Expiration Date”):

(a) there shall have been validly tendered (not including any Shares tendered pursuant to procedures for guaranteed delivery) in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent, Purchaser or their Subsidiaries, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then so exercisable, convertible or exchangeable) on the date Shares are accepted for payment (the “Minimum Tender Condition”); and

(b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated, and any required approvals or consents in respect of the transactions contemplated by this Agreement shall have been obtained under any applicable Foreign Antitrust Laws (and any applicable waiting periods thereunder have expired or been terminated).

2.    Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 1.1, may terminate or amend the Offer if any of the following conditions exist:

(a) there shall have been any Law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that would, or is reasonably likely, directly or indirectly, to: (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the transactions contemplated by ARTICLE III of the Merger Agreement or seeking to obtain from the Company, Parent or Purchaser any material damages; (ii) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company; (iii) require, or condition any approval on, the divestiture by Parent, Purchaser or any of their respective Subsidiaries or Affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or Affiliates to take, or condition any approval on, any Action of Divestiture; or (iv) cause a Material Adverse Effect.

(b) there shall be pending or threatened (and such threat shall not have been withdrawn), any action, proceeding or counterclaim by or before any Governmental Entity challenging the making or consummation of the Offer or the Merger or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of Paragraph 2(a) above;

(c) a Material Adverse Effect shall have occurred;

(d) the Company shall have breached or failed to comply (i) in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement which breaches or failures, individually or in the aggregate, could reasonably be expected to constitute a Functional Breach or (ii) with the covenants set for in Section 6.1(b)(i) through Section 6.1(b)(iv) of the Merger Agreement;

(e) (i) the representations and warranties set forth in Section 4.2 of the Merger Agreement shall not be true and correct in all material respects at any scheduled expiration of the Offer (except for any representation or warranty therein that is expressly made as of a specified date, in which case as of such specified date) or (ii) any other representations or warranties of the Company contained in the Merger Agreement shall not be true and correct at any scheduled expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date) where the failure of such representation or warranty to be true and correct, individually or in the aggregate, could reasonably be expected to constitute a Functional Breach; provided, that, for purposes of Paragraph 2(e)(ii) all such representations and warranties shall be interpreted without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Material Adverse Effect;”

(f) a Change of Board Recommendation shall have been effected or the Company Board shall have failed to reaffirm the Company Board Recommendation within three Business Days of a written request to do so by Parent; or

(g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the sole judgment of Parent or Purchaser, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

For the purposes of this Exhibit B a “Functional Breach” shall mean any breach of any representation or warranty of the Company, or any breach or failure to comply with any obligation, covenant or agreement of the Company, under the Merger Agreement which breach or failure could reasonably be expected to materially affect the business or operations of the Company or its Subsidiaries or the potential synergies which Parent anticipates to result from the transactions contemplated thereby in the periods following the consummation of the Offer or the Merger.

Immediately prior to the expiration of the Offer, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions and events set forth in Paragraphs 2(d) and 2(e) of this Exhibit B shall not exist or have not occurred as of such time and date.

The conditions set forth in Paragraphs 1 and 2 of this Exhibit B are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and any condition may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.